Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

2012 SECOND QUARTER EARNINGS CONFERENCE CALL

Speakers:

PHILIP K. ASHERMAN,

President and Chief Executive Officer, CB&I

LASSE PETTERSON,

Chief Operating Officer, CB&I

DAN McCARTHY,

President, Lummus Technology

RON BALLSCHMIEDE,

Chief Financial Officer, CB&I

5:03 p.m. to 6:12 p.m., Eastern Time

Tuesday, July 24, 2012

Transcript Prepared Exclusively for CB&I by

MALLOY TRANSCRIPTION SERVICE

7040 31st Street, N.W.

Washington, D.C. 20015

(202) 362-6622

P R O C E E D I N G S

OPERATOR:	Good afternoon. My name is Holly, and I will be your conference operator today. At this time, I would like to welcome everyone to the Chicago Bridge & Iron’s Second Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press Star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and SEC filings.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of Chicago Bridge & Iron. Please go ahead, sir.

PHILIP ASHERMAN:	Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron’s results for the second quarter of 2012.

With me today are CB&I’s Chief Operating Officer, Lasse Petterson, who will report on our Project Engineering and Construction and Steel Plate Structure sectors; Dan McCarthy, President of Lummus Technology, reporting on the sector’s results and outlook; and our Chief Financial Officer, Ron Ballschmiede, who will discuss our second quarter financial performance and outlook for the year. We will then open the call for your questions.

I am pleased to report that second quarter results were strong across the entire business, with backlog and net income reaching an all-time high compared to any previous quarter since the company went public in 1997. Our new awards for the quarter were a mix of announced projects of over $500 million, growth on existing projects of nearly $750 million, with another $600 million of smaller underpinning work spread across the three business sectors.

We also got off to a great start for the third quarter by a recent announcement of the $225 million peak shaver project in New South Wales, Australia. The backlog, which now exceeds $10 billion, is long term and durable, and we have the opportunity in front of us to significantly grow the backlog, with the potential awards to some very meaningful projects over the next year, as LNG development in Australia and the United States move forward and new regions, particularly East Africa, start getting some traction.

The same thing could be said about the burgeoning gas process and petrochemical businesses in the U.S. and increasing engineering opportunities in offshore pipelines and new opportunities for our global tank and storage business.

But in all the excitement around the mega projects and developing end markets, I want to highlight the outstanding performance of Lummus Technology. Driven by some very important new awards this quarter totaling over $300 million and producing 25 percent on income from operations, this sector continues to underpin our income stream cash flows, while providing critical visibility into future energy CapEx and opportunities around the world. Dan will give you the detail in a minute.

I am also pleased to report that we continue to record outstanding safety performance around the world. Year-to-date and on nearly 40 million man-hours of work, CB&I remains in the top tier of one of the safest companies in the industry, and as I have repeatedly said, we are firm in our belief that our relentless focus on safety is a primary core value, and our goal of nobody gets hurt at CB&I is not only a tremendous competitive advantage but drives recruiting, retention, and client confidence, and most importantly, it’s just the right thing to do for our employees.

Now, as we’ve done in previous years, we take the second quarter report as an opportunity to calibrate our guidance, giving the increased visibility into our current backlog and potential new awards, and I am pleased to report that we see the year unfolding as we had projected in our original guidance last November.

In addition to engineering and construction awards, we are experiencing tremendous results from technology, Steel Plate Structures, engineering awards, and significant growth on existing projects, which when consolidated have a meaningful impact on our quarter and our outlook for the year.

So we are reaffirming our new awards guidance for the year of $5.5- to $7 billion and have narrowed the range for revenue to $5.4- to $5.6 billion and earnings per share to $2.85 to $3.05.

So I will ask Lasse and Dan to walk you around the backlog and new awards, and then Ron will summarize the financial reports.

Lasse?

LASSE PETTERSON:	Thank you, Phil. Good afternoon.

As in the last earnings call, I gave my comments on some trends in our key markets, including the new awards this quarter, and then provide a brief update on some of our larger ongoing projects.

Global market trends are positive in all our seven primary end markets. As reported last quarter, the LNG trade is projected to continue growing at a rate twice as fast as natural gas production, with the LNG portion of gas supply forecasted to increase approximately 20 percent over the next two decades. This will provide us with good EPC product opportunities, and we have positioned CB&I well for these EPC contracts by winning and executing six LNG liquefaction FEED studies the last year.

In the second quarter, we completed the Browse and Arrow FEEDs for Australia. On Browse, we also completed our full EPC tender for the onshore development at James Price Point in western Australia, and our client, Woodside, has confirmed fourth quarter 2012 for the selection of their EPC contractor for Browse. And you have probably seen the Browse had their EPA approval last week. On Arrow, we will compile an EPC tender to be completed first half of 2013, with EPC contractor selection following in the second half of next year.

We also completed the Yamal FEED for the full onshore development on the Yamal Peninsula in the north of Russia. Our client, NOVATEK, has issued their call for tender for the EPC development, which is due later this year with planned award end of fourth quarter. It was recently reported in the Russian business press that the Russian government would invest in a private-public partnership for the dredging and marine facilities at Sabetta, which is key to the Yamal LNG project.

In North America, shale gas production and low gas prices have resulted in a number of LNG import terminals planned to be converted to export terminals. We are in the midst of executing the LNG FEED studies for the conversion of the terminals in Freeport and at Cove Point.

We are also following LNG opportunities in Western Canada and in East Africa, where we have submitted a tender for a FEED study for a multi-train development by Anadarko in Mozambique.

The shale gas production with liquid-rich gas has also resulted in a surge of new petrochemical projects in the U.S. We have been awarded contracts from both Williams and Westlake for ethylene production expansion, and for the Williams, we won a contract valued in excess of $300 million U.S. dollars for revamping their existing Williams ethylene complex in Geismar, Louisiana. The expansion will increase the olefins plant capacity from 1.3 billion pounds per year to 1.9 billion, and for Westlake, we are installing new capacity at the Westlake petrochemical complex in Sulphur, Louisiana.

The market for petrochemicals is also increasing in Russia, where we have been awarded a $40-million, U.S. dollar, ethylene FEED contract for NKNK.

The offshore oil and gas market is continuing to be strong, with large developments planned particularly in Brazil and in the North Sea.

In the quarter, we were awarded a contract by Talisman for the topsides and the bridge-linked platform detail design for the Montrose Field in the UK sector, which adds nicely to the award of the Luva topsides FEED that we announced in last quarter.

In Malaysia, we were awarded a contract to develop a FEED study and an EPC tender for a floating LNG facility for PETRONAS.

In Canada, we were awarded an additional contract in excess of $300 million U.S. dollars for supply of the interconnecting modules for the Kearl oil sands project, and we will tender for the subsequent installation later this year.

New awards in the quarter totaled $1.8 billion U.S. dollars, which increased our backlog to above $10 billion, with a good mix between reimbursable and lump-sum contracts. In addition to the new contract awards mentioned, we had scope adjustments on existing projects in excess of $750 million U.S. dollars, and we announced yesterday a good start to the third quarter with award of a contract valued at $225 million U.S. dollars for a peak shaving facility in Tomago, in New South Wales, in Australia.

Moving on to existing projects, I will start with our Project Engineering and Construction business sector. The construction work on REFICAR’s new 150,000-barrels-per-day refinery in Cartagena, Colombia, is progressing well. Forty-three of 84 modules from — fabricating at our fabrication yard in Beaumont had been received and installed at site. Engineering is close to being completed in our Houston office, and our manpower at the project currently exceeds 6,500.

In Canada, the Kearl initial phase construction work is now complete. We have received several of the client-supplied equipment modules, and the hookup work is proceeding on schedule to be completed this year. Engineering work in Houston on our Kearl expansion project is progressing as planned, and we have begun work in the field north of Fort McMurray.

In the U.S., Occidental’s Elk Hills gas processing plant in California is complete, and the facility has been started up by the client. At Dominion’s gas processing facility in Natrium, West Virginia, construction is well underway, and we are working towards first gas in the plant in December this year.

In Europe, the refinery expansion for shale in Pernis, Rotterdam, has been completed, and the NIS Pancevo Oil Refinery Modernization Project in Serbia is scheduled to be completed this year.

In the UK, we are being contracted to install an additional LNG import pipeline at the Isle of Grain Terminal, and the work is executed on a reimbursable basis, and the project is proceeding on schedule.

In Papua New Guinea, on Exxon’s Hides gas conditioning plant in the Highlands, construction is ongoing. Engineering is complete, and procurement of materials and equipment has been finalized and ready to be shipped to the site.

Shifting to our Steel Plate Structures business sector, progress on our two nuclear projects, Vogtle and Summer, has been good in the period, with welding work on the container vessels continuing well.

In Canada and in the U.S., we have several large conventional storage tank contracts, all of which are progressing on schedule.

In the Middle East, the GASCO project in Abu Dhabi is coming to a successful completion. Oil tanks have been purged with nitrogen, and the project is scheduled to be finished this year, well ahead of the original schedule.

Additionally, we have several large conventional storage tank projects underway in Saudi Arabia and Abu Dhabi, including 90 tanks as part of Takreer’s refinery expansion in Ruwais and Mussafah. Construction and fabrication are in progress and scheduled to be completed in 2012 and ‘13.

On Gorgon MEI, we have mobilized more than — 300-strong management team in Perth, and we have received and installed the first modules on Barrow Island. This is a construction-only scope for us, with all engineering, materials, logistics, and process modules fabrication provided by the client. The majority of the construction scope will be performed in 2013 and ‘14, and at peak, more than 4,000 CB&I employees will be engaged on the project.

We are also constructing two LNG tanks for the Gorgon project on Barrow Island. Welding of the outer tank shells on the first tank is complete, and the roof raise is planned for early August. The roof raise for the second tank is planned for October, well ahead of the next cyclone season.

Work on Barrow Island has, as previously reported, a slower ramp-up than initially planned, transferring some work scope into 2013 and ‘14. This change is included for in our current manpower planning for the project.

On Curtis Island on the East Coast of Australia, we are erecting two LNG tanks for ConocoPhillips’ APLNG project. The tank foundations are in place, and we have started welding the outer tank walls. The project is progressing ahead of schedule.

In Papua New Guinea, we are building the two LNG storage tanks for Exxon’s LNG project on the coast at Port Moresby. The gas from the PNG gas plant in the Highlands will be processed here and then shipped to the market. The air raise on both LNG tanks has been completed in the period, and the project is on schedule.

I will now hand it over to Dan who will comment on Lummus Technology.

DAN McCARTHY:	Thank you, Lasse. Good afternoon to everyone.

Those that have reviewed the sector results in our press release would have noticed that Lummus Technology’s second quarter new awards exceed previous quarters by wide margin. This should not be too surprising because we ended the quarter with a flurry of new project announcements.

While our new awards contained substantial heat transfer equipment bookings, the licensing side was by far the bigger component. I attribute this success to two developments. First and foremost is the award of our first paraxylene license. We have always been an active licensor on the olefin side of petrochemicals, but now paraxylene opens up the aromatics value chain to us. Reliance Industries of India, a major producer of paraxylene and polyester, licensed a suite of three technologies from Lummus to build the world’s largest paraxylene plant. Compared to many other technologies, the value of this license package and catalyst sale is high, thus explaining a significant part of our growth in new awards.

The second factor is the release of a number of contracts that were in development for the last 6 to 9 months. Although the new awards value for the first quarter was good, it mainly consisted of heat transfer equipment. The large increase in licensing bookings for our heritage business in the second quarter catches up for a slower-than-usual first quarter.

Ethylene activity remained strong in the second quarter. We booked grassroots projects in Malaysia and Russia and expansion in Southeast Asia and a pyrolysis heater supply contract in Egypt. Consistent with our vision to be a total technology supplier to olefins producers, these projects include licenses for associated technologies, such as butadiene extraction, high-purity isobutylene, aromatics dealkylation, and other small units. While there were not any new ethylene awards in United States, we continue to follow a number of ethylene prospects which should move forward in the next 6 to 18 months.

Propylene technology did generate new business in the United States. We licensed a large propane dehydrogenation plant, which will be built by Enterprise. This facility will convert the propane component of natural gas liquids to propylene. We believe that there are additional opportunities for propane dehydrogenation in North America.

For those more technically inclined, we also have license in new technology this quarter. Many of our customers produce propylene via metathesis technology. Often production in these plants is limited by the availability of C4 feedstock. We have developed and licensed a new process called CDIsis, which enables us to utilize a greater portion of the C4 byproducts streams and feedstock to these metathesis units. We see this as a valuable debottleneck tool for many of our existing licensees.

With all this emphasis on petrochemicals, I do not want to ignore refining. Resid upgrading and hydroprocessing investments continue to proceed. Our non-consolidated joint venture, CLG, performed above expectations, largely based on lubes licensing and catalyst sales. Our delayed coking business remains active and we are seeing increased interest in our proprietary devices for fluid catalytic crackers.

From an earnings perspective, we produced solid results. With the strong growth and license backlog as well as on-hand purchase orders for large catalyst shipments in the fourth quarter, Lummus Technology is poised to generate revenues and earnings growth in the second half of this year.

Thank you, and I’ll turn it over to Ron.

RON BALLSCHMIEDE:	Thanks, Dan, and good afternoon, everyone.

With that overview of our significant project activities around the world, let me take you through our solid financial results, which are included in our second quarter earnings release.

Revenue for the second quarter was $1.3 billion, up $214 million, or 20 percent, over the second quarter of 2011. The revenue increase reflects our higher beginning of the period backlog and the continued increase of construction activities on our major projects. We expect this increasing project activity to continue throughout 2012, providing sequential quarterly revenue growth consistent with the underpinning and tightening of our full-year revenue guidance.

Based on our revenue to date and the expected backlog burn in the second half of 2012, we increased the lower end of our revenue range by $200 million, providing new 2012 revenue guidance of $5.4- to $5.6 billion.

The increase in our gross profit for the quarter was primarily driven higher revenues from our Project Engineering and Construction sector and totaled $159 million, the highest — second highest in our history. Gross profit totaled $140 million in the comparable 2011 quarter. Each of our sectors continued to benefit from the solid project execution and are performing consistent with our expectations.

The decline in our first quarter gross profit percentage to 12.2 percent from 12.9 percent in the second quarter of 2011 reflects the changing relative revenue contribution of our sectors. Specifically, and as we expected, approximately 80 percent of our quarter-over-quarter revenue growth came from our Project Engineering and Construction sector, which accounted for 55 percent of our consolidated revenue compared to 50 percent in the comparable periods 2011. I’ll come back and discuss changes in our revenue and operating income by business sector in a moment.

Selling and administrative expenses increased $3.9 million from the second quarter of 2011 and totaled $52.4 million. The change reflects increases in our business development efforts, global administrative support costs, and global inflation. Selling and administrative expenses as a percent of revenue was 4 percent for the quarter, compared to 4.5 percent for the comparable quarter of 2011.

We continue to expect our full-year 2012 selling and administrative expenses to be approximately 4 percent of revenues, down from 4.5 percent for full-year 2011.

Second quarter income from operations increased 17 percent to $103.1 million, or a solid 7.9 percent of revenues, compared to $88.4 million in the second quarter of 2011.

Our income tax rate for the quarter was 29 percent, consistent with the 28-to-32-percent range discussed historically and consistent with our expectations for the full year.

The summation of all that results in a second quarter net income of $72.3 million, or 74 cents per diluted share, and year-to-date net income of $131.8 million, or $1.34 a share.

Each of the aforementioned earnings reflect the strongest second quarter and first 6 months results in our history. EBITDA totaled a $119.9 million for the quarter, or 9.2 percent of revenues.

Our earnings to date and our confidence in the quality of our backlog have allowed us to narrow the guidance range and increased the lower end of our earnings per share range guidance. As we indicated in our earnings release, our revised 2012 EPS guidance is $2.85 to $3.05.

Now let me take you through the sector’s results. Each of our sector’s 2012 results were consistent with our expected annual range of operating results, which we have discussed previously. Specifically, our performance expectations for operating income are in the range of 7 to 10 percent for Steel Plate Structures, 3 to 6 percent for Project Engineering and Construction, and annual operating income for Lummus Technology of $100 million, plus or minus 10 percent.

Phil, Lasse, and Dan spoke to specific new awards and prospect activity, so I’ll cover some overall comments relating to new awards.

As we previously indicated, our new awards for the second percent. As pointed out earlier, the second quarter awards resulted in a backlog of over $10 billion, the highest in our company’s history.

Press release awards and growth in our major projects totaled approximately $1.2 billion, and the approximately $600-million aggregate balance of smaller new awards was spread nicely between our sectors and project types around the world. Our new awards of $3.5 billion for the first 6 months and prospects for the balance of the year enable us to reaffirm our previous full-year 2012 new award guidance of $5.5- to $7 billion.

Now let me turn to our sector performance. Steel Plate Structures reported second quarter 2012 revenue of $500 million, an increase of 9 percent from $456 million in 2011. The increase primarily reflected higher activity on our large LNG tank and mechanical erection projects in the Asia Pacific region.

Operating income totaled $48 million, or 9.7 percent of revenues, compared to $47 million, or 10.4 percent of revenues in 2011. Our 2012 results benefitted from higher revenues volume and the related leverage of our operating cost, offset somewhat by the impact of higher percentage of revenues being derived from our cost reimbursable mechanical erection project in the Asia Pacific region and other changes in the mix of our projects in process.

Project Engineering and Construction revenues totaled $711 million in the second quarter of 2012, an increase of $170 million, or 31 percent, from 2011. The most significant revenue increase related to the increased activities at our REFICAR refinery project, which Lasse discussed earlier.

Increased revenues were also generated from our gas processing plants in the United States. Income from operations increased 33 percent to $33 million, or 4.6 percent of revenues, in the second quarter of 2012, compared to $24 million, or 4.5 percent, in 2011. Factors contributing to the change in operating margins include better operating leverage from a higher volume, somewhat offset by an increase in the level of reimbursable projects, higher pre-contract costs, which were driven by an increase in bid activity around the world.

Finally, Lummus Technology has had a record new awards quarter of $311 [million], driven by the strength of the global petrochemical market, which Dan spoke to earlier. That will certainly drive future earnings in the back half of 2012 and beyond.

Second quarter revenue of $89 million was comparable to the 2011 quarter, and second year operating income totaled $22 million, up $16 million from the comparable quarter of 2011, reflecting a favorable margin mix on the quarter activities and improved equity income from our 50-percent interest in Chevron Lummus Global.

Our balance sheet liquidity remains strong, with a cash balance of $553 million, no revolver borrowings, and cash net of debt of $513 million.

During the quarter, we returned $23 million to our shareholders through $5 million of cash dividends and stock repurchases of $18 million. For the first 6 months, our share repurchases and dividends totaled $133 million.

Our CapEx in the second quarter was $23 million and $34 million for the first half. We expect full-year CapEx to be approximately $65 million.

Our investment in contract capital reflected the combined balances of receivables, contracts in process, and accounts payable, stands at a negative $540 million at the end of the quarter, compared to $672 million at the end of the first quarter. This changed primarily due to the timing of receivable collections. A significant portion of the second quarter change is expected to be recovered over the balance of the year.

In closing, our strong backlog and financial position provide us with the necessary financial flexibility to deliver our projects and take advantage of the market demand for our services. We are well positioned for opportunities to grow our company and continue to provide strong returns to our shareholders.

Phil?

PHILIP ASHERMAN	Thank you, Ron.

Now we’ll open the call for your questions.

OPERATOR:	As a reminder, we would like to remind everyone, if you would like to ask a question, press Star/1 on your telephone keypad, and your first question comes from the line of Andy Kaplowitz, Barclays Capital.

PHILIP ASHERMAN	Good afternoon, Andy.

ANDY KAPLOWITZ:	Nice quarter.

PHILIP ASHERMAN	Thank you.

ANDY KAPLOWITZ:	So, Phil, if I didn’t know any better, it sounds like everything is going along very, very well. Are you guys seeing any sort of slowdown in anything? I mean, it sounds like no. Obviously, what we read every day, looking at the markets, it’s different, but you guys seemed well positioned and everything is going along well. Is that true? Are your customers saying that?

PHILIP ASHERMAN	That’s a pretty good read, Andy. We’re very encouraged about what we see in front of us.

Certainly, the developments in Australia are keeping pace with what we reported previously, especially on big projects, and we are quite hopeful we will continue to win our share of that work.

The market in the U.S. around shale gas, petrochemicals, no surprise there. They are developing as planned.

Nothing different to report on the export facilities, on LNG exports. We continue to work with Freeport developing FEED, and we’re doing some preliminary work with Cove Point as well. And, again, we think we’re well positioned for at least one or two of those in the next couple years.

In my opening remarks, I said the best news was that it is as we planned and gave guidance for, and in this business, that’s a pretty good thing to say.

ANDY KAPLOWITZ:	Yeah, that is.

So I’m going to get Dan in trouble for this, but, you know, obviously very large awards in the quarter in Lummus, and so you’ve given the guidance that you’ve given, you know, for the last year, so around that $100 [million] plus or minus 10 percent. I know we’re starting sort of slowly, but it seems to me like you are going to ramp up quickly here in Lummus Tech for the next couple quarters. Is that fair, so maybe you could get high into that range or even beyond?

DAN McCARTHY:	Yeah, Andy. I think that’s definitely the directly we’re going with, with the paraxylene activity. It’s a bit of a step change for us, and so we have hope that, indeed -- well, I guess it’s got to be more than hope, right? We have expectations that, indeed, we are on an upward ramp now.

ANDY KAPLOWITZ:	Okay. And maybe I could throw in one more quick one. The scope adjustments, Phil, of $750 million, I think you mentioned in 2Q, those seem unusually high. Where are they coming from, and do you expect more scope adjustments in the second half of the year?

PHILIP ASHERMAN	They are unusually high for this quarter and not unusual for the amount of reimbursable projects and the size of projects, but, certainly, in this quarter, that kind of concentration is kind of unusual.

We have certain restrictions on disclosures on scope changes in our contracts, but if you look at our major projects, I think you can pretty well see the projects that will be affected, primarily LNG-related, but it was a high concentration of growth on projects.

But, again, they were in our forecast, just as other new awards we anticipated in our forecast. We are certainly subject to the same kind of factoring, subject to owner’s approval. So it wasn’t a spike. We certainly had anticipated that. So it was just a different kind of mix this quarter than previous quarters.

ANDY KAPLOWITZ:	Okay, that’s helpful. Thanks, guys.

PHILIP ASHERMAN	Thanks, Andy.

OPERATOR:	Your next question comes from the line of Jamie Cook, Credit Suisse.

PHILIP ASHERMAN	Good afternoon, Jamie.

JAMIE COOK:	Hi. Good morning, and congratulations. One of the few good reports I’ve had so far, earning season.

Two clarifications and then one question. One, as it relates to -- and I think you made comments with regards to Gorgon about some revenues being pushed to 2013 versus ‘14. Did I hear that correctly, and can you quantify?

And then the second follow-up question relates to what Andy just asked. On the Lummus Technology, in terms of – I just want to make sure I understand. We’re at a new inflection point, or whatever you said. Is that in terms of do you expect orders to somewhat continue at this rate, or were you talking more about the burn rate associated with those orders.

And then my real question is just in terms of great quarter. The revenue was a little lighter relative to what we thought. So I’m just trying to get a sense of where revenues trended relative to your expectations. I know you expected sequential improvement, but the Street was higher. So if you could just talk through that, and then I’ll get back in queue.

PHILIP ASHERMAN	So I’ll give you the short answer. I’m going to let my colleagues here expand, if needed, but on the Gorgon project, I believe what Lasse had said, that was expected, ramping up in 2013 to 2014. So we’re going to see the top of that curve through those 2 years. So it’s ‘13 and ‘14, Jamie.

JAMIE COOK:	But no change in forecast? I’m just trying to understand whether you said it’s further out than you thought or is there nothing –

PHILIP ASHERMAN	No. It actually relates to your last question, too, is there is a sluggishness in some of the revenues. It was directly related to more delay in revenue on Gorgon in our Steel Plate Structures business. But, again, it’s still in front of us. So we had not quite the expectations, but that was attributable primarily to Gorgon.

The Lummus Tech, I’ll let you answer that.

DAN McCARTHY:	Well, I think that for us, Jamie, we have been looking at maybe like $125 million a quarter, and I think now we are looking higher than that, maybe $150 [million]. So, for the year, I think that we’ll have significantly higher overall awards than we had in previous years, and, of course, the margins associated with that should generate additional profit.

For us to be in the range at the end of the year of about $120 [million] could very well happen. That would be my target.

JAMIE COOK:	Is there any reason the margins will be based on -- significantly different than what we are seeing? I would think the trajectory -- well, I don’t want to get into 2013, but if the orders continue at that rate, the trajectory for 2013 in terms of what you can earn in operating income should be better than the $120 [million] that you’re talking about.

DAN McCARTHY:	Well, that’s something to look at for next year, of course, and it’s a little early for us to have a perspective on that. But I think that, in general, we’ve been fortunate to sort of be growing our bottom line at 10 percent, and we would hope to continue to do that year-on-year.

PHILIP ASHERMAN	Yeah. Jamie, I think also the answer is in the mix. As Dan said in his remarks, previous quarter was a greater concentration of heaters –

DAN McCARTHY:	Heat transfer.

PHILIP ASHERMAN	Heat transfer equipment, which carries a different kind of commercial structure to it and somewhat incrementally lower margins. So that has a component of this.

But I think that step change from $80 to $100 to $120 [million] is very significant on the net income line, and so we hope that there is continued improvement. But I’d be careful using just a straight run rate calculation going into next year, but, certainly, we expect Dan’s group to grow at that kind of pace.

JAMIE COOK:	And then, sorry, just one, and then I really will stop. Back on Gorgon, could you quantify the revenue deferral or what is getting pushed to 2013, 2014? I just want to get a sense of how material that is.

RON BALLSCHMIEDE:	It’s not that much money. I think we were able to come in at a revenue target, the upper end of our revenue guidance, because the small shortfall that we’ve had, as we’ve ramped that up, has been offset by revenue coming out of the other projects. So I wouldn’t -- it was not big enough to move the deal.

PHILIP ASHERMAN	You know, Jamie, when we started the year, one of our greatest challenges was trying to anticipate that mix and the impact on revenue forecasting. Quite honestly, as we’ve gotten through the year, that change, if you will, that variance is probably within 5 percent. I think I have to go back and check that, but it wasn’t as significant as we had anticipated. It’s pretty much producing what we forecasted.

JAMIE COOK:	Okay. Thanks, and congrats again.

PHILIP ASHERMAN	Thank you.

OPERATOR:	Your next question comes from the line of Steven Fisher, UBS.

PHILIP ASHERMAN	Hello, Steven.

[No response.]

PHILIP ASHERMAN	Steven?

STEVEN FISHER:	Sorry about that. Good afternoon.

I’m not sure if I missed this, but did you comment on what your expectations are for the minority, the non-controlling interest? Is that still expected to be $25 million for the year?

RON BALLSCHMIEDE:	No. I think with the pace that we’re burning, all those two large jobs, Papua New Guinea and Gorgon, and then, of course, our business in Saudi, we would expect that to be closer $15 million for the full year.

STEVEN FISHER:	Okay. Because it seems like -- I mean, is that part of the reason for the guidance change, or is it, I guess, the net? You wouldn’t get the benefit consolidated, anyway?

RON BALLSCHMIEDE:	Well, actually, it actually helps a little bit, because that revenue is being replaced with other revenue, and, of course, that’s revenue we don’t share with anybody else. So, as we hit our revenue number and it gets 100-percent owned versus partially minority, it does help the bottom line a little bit.

STEVEN FISHER:	And then can you just comment on what you are seeing on the ability to find adequate labor in Australia and how that is affecting the ramp-up of the Gordon MEI? And then I guess just to clarify that, again, the part of Gorgon that’s delayed is your tank work, not the MEI?

PHILIP ASHERMAN	Lasse?

LASSE PETTERSON:	What we’ve seen is there is some transfer of revenues from this year to the later years on Gorgon, and that increase in labor, that maybe comes as the compression of the schedule.

We have not seen any difficulties in finding the labor in Australia. We have a large following there, as we’ve talked about in earlier earnings calls, and ramping up to this level of labor that we need to do on Gorgon is well within what we have in our forecast and I think we can do. Clearly, we’ll max out on our Australian labor pool, and then, if need be, we can supplement through four, five, seven visas for additional resource.

PHILIP ASHERMAN	Yeah. I think it’s important to clarify, Steven, that the delays, if you will, that have been talked about on Gordon are not result of labor shortages.

LASSE PETTERSON:	No.

PHILIP ASHERMAN	I characterize it more of a re-sequencing of the work but, certainly, not because we can’t mobilize labor.

You know, when you look at the new job that we were just market over there. It’s a heavy industrial area, plenty of local labor, different unions and so forth, and that’s kind of how it is in Australia. It’s not all concentrated in one area, but, certainly, we’ve seen good results from recruiting in Australia and good productivity. So we’re very encouraged.

STEVEN FISHER:	Okay. Thanks very much.

OPERATOR:	Your next question comes from the line of George O’Leary, Tudor Pickering.

PHILIP ASHERMAN	Hello, George.

GEORGE O’LEARY:	Good afternoon, guys. How are you all?

PHILIP ASHERMAN	Good.

GEORGE O’LEARY:	So just kind of talking about end markets you believe will most impactfully drive near-term growth opportunities for CBI, so maybe ranking LNG versus petrochemical, and then talking about the North American opportunity versus the rest of the globe, just maybe a little bit more color on what you think drives this business in the near term?

PHILIP ASHERMAN	Well, if you look into next year in 2014, as Lasse had said, you’d have to put Australia LNG right at the top of that list. We’re very encouraged, again, when you get back to the U.S., how the market is developing both with shale gas and petrochemical projects in the next 2 to 5 years, and, certainly, the export facilities, I think close by that would be with Freeport and others. So those would be the big opportunities.

We’re also seeing a wonderful diversity, though, in our new awards for offshore pipelines, FPSOs, that are driven by our engineering offices around the world, and that’s really an important part of our overall picture. That contributes to what we experienced this year of the $600 million or so of new awards throughout our offices and in technologies and smaller projects. So that’s been a very important run rate for us and which contributes, as we said previously, around $2- to $2.5 billion of new business each year, very, very diverse book of work.

So we see activity in virtually all the sectors in which we participate throughout most of the geographic areas. We talked somewhat about Yamal, in Russia seems to be getting some very interesting traction on that project, and we hope that will go to tender here very soon, at least this year.

So the end markets that we’re positioned for, I think, are still very strong for us, and we think going into 2013 and 2014, we’ll be in pretty good shape.

GEORGE O’LEARY:	That’s very helpful. Then maybe just piggybacking on the back of that, given your comments around offshore and some pipeline and FPSO-type work, any thoughts around using your cash balance and solid liquidity position to bolster your position in the upstream markets, maybe potentially even looking at doing some M&A there?

PHILIP ASHERMAN	We’ve certainly talked with a number of analysts and others about this. They asked a lot of questions. It’s a natural position for us to take, given the amount of headroom we have in that. I mean, there’s a lot of headroom in that.

It’s a very difficult M&A market for us, except on a very incremental basis, but we continue to grow our position in offshore and FPSO and a lot of good engineering and procurement work. To get it to the next level would take a whole different kind of investment that we’d have to really think hard about.

Go ahead.

LASSE PETTERSON:	And also, one of the growth opportunities we have coming now from the upstream and the offshore side is to find partners to do EPC together with. That’s also a growth avenue for us in that area.

GEORGE O’LEARY:	Thanks, guys. That was very helpful, and that’s all I got.

PHILIP ASHERMAN	Thank you.

OPERATOR:	Your next question comes from the line of Michael Dudas, Sterne Agee.

MICHAEL DUDAS:	Good evening.

PHILIP ASHERMAN	Hello, Michael.

MICHAEL DUDAS:	Good evening, Phil and everybody.

To follow up your last comment there on the upstream side, are you thinking about different partners, different areas of the world, different skill sets, or maybe getting a venture with one particular company to leverage both your skill sets?

LASSE PETTERSON:	Well, as we’ve done on the LNG side, we’ve partnered up with Saipem and with Chiyoda, and we are executing projects jointly with them in various parts of the world. We like to work with the same partners, so we know them and we trust them and we know how they can perform. And we’ll do the same when we leverage into other markets. We are currently exploring that on the FPSO side and also on fixed platforms, where we are in good position with doing engineering.

MICHAEL DUDAS:	Appreciate that.

For Ron, as the business mix changes, as you see growth in the topline and potentially and hopefully on the backlog side in new business take in the next couple years, do you feel comfortable you can still drive the leverage through the G&A business to maybe force that percentage revenue even below the 4-percent range as you move forward the next years? Is that model still there, or is there more investment required to get to that next level of revenue?

RON BALLSCHMIEDE:	I think as we look forward in our markets and have confidence that there will be double-digit growth beyond 2012, we will continue to see some of that leverage that we saw this year-to-date and expect for the full year.

Obviously, it’s incrementally more challenging to -- you can go 5.3 to 4.5, this last year, to 4.0 this year. So it will be diminished as far as significance –

MICHAEL DUDAS:	Sure.

RON BALLSCHMIEDE:	-- but we continue to believe that we have an S&A activity that will increase by inflation plus a little bit. It certainly would be in kind of the range we saw this quarter, mid percent, mid-single-digit percentages, and so we’ll see some more leverage coming out of that as long as we keep growing the topline by that double-digit number. That would be our expectation.

MICHAEL DUDAS:	Appreciate that.

My final question is for Dan. Maybe you can talk a little bit more about the refining aspect in your technology side. Any indications on what customers are thinking about in maybe the coking side? Is there opportunity for coking potential licensing for you, and do you see an outlook of growth from cap investment on the refining side, given that you are talking about with your customers?

DAN McCARTHY:	I think the coking business continues to be an important activity throughout the world, whether it be just putting in a coker itself or taking the bottoms of a resid treater and coking that. People are always going to extract the max amount of liquid. These projects are quite interesting, and so, yes, we continue to see that business being vibrant for the next few years.

Another aspect of coking is that there’s a lot of interest now in specialized coke and in particular needle coking, and we are doing some work in that area, too. This sort of product is used in steel making and has a tremendous value. So it sort of puts an upside to coking, because otherwise it’s a difficult product to get rid of. So we are enthusiastic about coking.

Refining, we think that there’s two or three issues that the U.S. has to address, not this year but out in the future. There is going to be continued growth in the Asia-Pacific Rim, and that will provide opportunities for us.

MICHAEL DUDAS:	Excellent. Thanks for your thoughts, gentlemen.

PHILIP ASHERMAN	Thanks, Michael.

OPERATOR:	Your next question comes from the line of Brian Konigsberg, Vertical Research.

PHILIP ASHERMAN	Hello, Brian.

BRIAN KONIGSBERG:	Hi. Good afternoon.

Hey, I just wanted to touch on U.S. gas processing, a couple of the projects you are working on there. You had discussed the potential opportunity for some add-on work. I was curious where that resides right now, and do you see that being a big contributor, say, over the next couple quarters or potential contributor?

LASSE PETTERSON:	I think, as we said on the backlog, the shale gas developments in the U.S. has given us opportunities, particularly for the Dominion gas plant. Hopefully, there will be more work coming out of that part of the U.S. And, generally, on the gas processing side, we’re well positioned also with technology for smaller gas plants, and I think there will be some good opportunities in that sector.

PHILIP ASHERMAN	You probably are referring to, Brian -- I think we specifically talked about expansions of both of those facilities.

BRIAN KONIGSBERG:	Yes.

PHILIP ASHERMAN	And they are still in the planning phases. We don’t have any more information than that. But we still would anticipate that that would move forward at some point, but it won’t be immediate.

BRIAN KONIGSBERG:	Okay. And, just generally, would natural gas prices creeping up -- obviously, we’re still at very low levels, but I’m just curious. In your discussions with some of the project sponsors, at what levels do they start to reconsider the economics of some of these projects? I assume we’re still very far away, but I’m just curious if you have any kind of break-even levels or kind of where that resides around.

PHILIP ASHERMAN	Well, I think, probably, if you asked the three of us, maybe four, you might get four different answers as far as where does that impede more capital expenditures in southern downstream plants and the gas plants. We haven’t seen that as of yet. I’d hate to give you a number. It would be purely speculative on my part, but, certainly, I think it’s well north of where we are. We’re quite comfortable that it would be an unusual increase that would stop or impede more CapEx in natural gas. We just haven’t seen it.

We have not seen the pace slow down. If anything, I think, generally speaking, we think most of the developments have accelerated over the last year or two.

BRIAN KONIGSBERG:	Thank you very much.

OPERATOR:	Your next question comes from the line of Scott Levine, JPMorgan.

SCOTT LEVINE:	Hi.

PHILIP ASHERMAN	Hello, Scott.

SCOTT LEVINE:	Hey, how are you doing, Phil?

Question. So your margins – the EBA margins have generally hung in the 7-, 8-percent range, and gross margin in 12s, but could you give us some color? You guys have traditionally endorsed this 10-ish to 12-ish gross margin range. I’m wondering if we continue to think about that this year and maybe subjectively into next, and then also maybe some color regarding the margins and the work you’re booking today versus what is running through your P&L. Are there any market differences between the two?

PHILIP ASHERMAN	Well, I think Ron will probably tell you in a minute that that range that we’ve been operating in for all the business sectors is still what we see the remainder of this year and going to next year. We haven’t seen any fundamental shifts in the market that are affecting as-sold margins, at least in the regions in which we participate, and I think we haven’t seen any incremental changes in those margins in any of the end markets that we’re talking about. So I think, Scott, the ranges that we’ve given you for each one of the sectors was still a good range to operate in.

Ron, would you agree?

RON BALLSCHMIEDE:	Yeah. I think it’s very challenging to talk about our 10-1/2 to 12-1/2 range without getting back to understanding the sectors, because, as you saw this year and you’ve seen the last 2 years and many quarters in a row now, the sectors are operating right where we think they should be or have been, the midpoint for PEC, the upper end for SPS, and this $100 million and growing from Lummus Technology. But that mix is really driving a change in our consolidated gross profit. So we try not to focus too much on that. You kind of miss the story, if you will.

And as a result, when we’re growing that PEC business by 33 percent a year, we’re going to see some continued reduction in consolidated gross profit, but, as you saw this quarter, most of our operating income -- all of our operating income increased from what I would call the “project business,” came out of that revenue machine, and that’s why that business model works, and that’s why we like it.

So, as we continue to hopefully exploit some of these large projects in LNG, we’ll see that PEC revenue stream continue to grow pretty healthy and the phenomena you saw continue.

But Phil is right. What we are selling, what we are delivering, the mix of work, the type of contracting we’re doing, and the mix that we have of cost reimbursable versus lump sum, I wouldn’t suspect any major changes in our sector ranges or performance that we’ve seen in the last many quarters.

SCOTT LEVINE:	One follow-up and maybe housekeeping. Any impact from FX translation on your backlog or reported metrics, or is that de minimis? I don’t know if that was given or not.

RON BALLSCHMIEDE:	It’s pretty de minimis for the first 6 months. It probably helped us. It bounced, if you will, probably overall 3, 4 percent improvement in the first quarter, and we gave it back in the second or vice versa. So right now we are right where we started the beginning of the year.

SCOTT LEVINE:	Thanks. Nice quarter.

RON BALLSCHMIEDE:	Thank you.

OPERATOR:	Your next question comes from the line of Joe Ritchie, Goldman Sachs.

PHILIP ASHERMAN	Hello, Joe.

JOE RITCHIE:	Hi, guys. Great quarter, and thanks for taking my questions.

The first question is really around your awards. It looks like first half of the year, you’re on a run rate to hit the top end of your award guidance range. You haven’t really booked a lot of big awards there, with the exception of maybe Kearl. And so is it fair to say that you can hit the top end of that guidance range just by continuing to crank out $2-, $300 million projects, and then you don’t need any of these large mega projects that come through to get there?

PHILIP ASHERMAN	Well, you know, the forecast is a mix of some very large projects, and the range of projects that you talked about, of course, is a factor in probability associated with all that as well. So our range is really predicated on that kind of factoring and mix.

I think you’re right. I think probably if there’s a risk in our guidance, it’s on new awards and just the timing of new awards. I think we are pretty confident that Browse will do as they say and go to EPC towards the end of the year, but whether that translates into getting a contract before the end of the year, it’s fairly problematic, and some of the others.

But I think when we look at the book of work in front of us for the remainder of the year, there’s a number in that $250-, $300 million range that would be very, very, very good projects for us and would make up, I think a good portion of our guidance. So, yeah, we have a good chance of getting to the top of the range, but timing has got to be our friend.

JOE RITCHIE:	Okay. That’s helpful, Phil.

I guess switching gears over to your margins, the margins that you booked this quarter, which were strong across each one of your segments, was there anything, Ron, one time that helped those margins, particularly in Steel Plate, for example, incentive fees on GASCO? Is there anything that just was off this quarter that helped you?

RON BALLSCHMIEDE:	You know, when you add them all up, they do just as we hope. Every quarter, we have some that do better. Every quarter, we have some that leak a little bit or need to be [?] attention, but they pretty much offset as they have been doing for quite some time. So no big plus, no big minus when aggregated with the 700-plus projects that we have going on at this point in time.

JOE RITCHIE:	Fair enough.

And I guess one last question for Dan. You know, we’ve talked in the past about Lummus Technology being a good leading indicator for cross-selling into some of your other businesses, particularly, I guess, your project engineering business. Can you talk a little bit about the opportunities, maybe even in India, to do some of the construction work on some of those projects that you’re running?

DAN McCARTHY:	Well, I think that I’ll hold off in India. Let’s talk in the general for the time being.

JOE RITCHIE:	Okay.

DAN McCARTHY:	And, generally, I think we’re having a very good success rate of working projects where there’s good opportunity to create value for the customer through a single execution model, and the project I described in Russia is the same project Lasse described as doing the FEED work. And so that’s all very much coordinated between the two sectors. The North American market is very much coordinated between the two sectors.

Then when we go out to places like India and other places, it becomes -- there’s a lot of local engineering companies. There’s a lot of preference to use local engineering companies, and sometimes the risk-reward profile is not that friendly. So in the far-off regions, I would say that it’s not always possible to go together.

PHILIP ASHERMAN	Yeah. I think, Joe, if you just look in this past year or two, of course, Williams is a good example of how we bundled all those services. Dominion, Elk Hills, there were components of that, REFICAR, and just a number of projects. So we’re definitely seeing the ability to either use technology as a lead or in some cases the EPC work where we then can bring in technology to the mix.

And then, of course, let’s not forget our tank business, either. That’s also a wonderful add-on.

So it’s really been beneficial. What we don’t do is we don’t -- it’s not prescribed. We don’t take projects only because we’re doing technology, and we don’t take EPC if we just have the technology. So it’s not prescribed. So we look at each project on its own merits, and, hopefully, in many cases, the owners are seeing the advantages of bundling these services together.

JOE RITCHIE:	Okay. Makes. Sense. Thanks for taking my questions, and nice quarter.

PHILIP ASHERMAN	Thanks, Joe.

OPERATOR:	Your next question comes from the line of Robert Norfleet, BB&T Capital Markets.

PHILIP ASHERMAN	Hello, Robert.

JOHN ELLISON:	This is John Ellison, his new associate. Rob couldn’t be on the call today, but a lot of my questions have already been answered. But I wanted to get a little bit more color on what you guys are seeing in terms of acquisition opportunities. Also, you guys have a large amount of cash on your books, and also, I wanted to know what your thoughts are on share repurchases going forward.

PHILIP ASHERMAN	Well, I’m sure Ron will add to this as well, but, again, as we said previously, everything is on the table. We think our preferred use of our capital is growing the company organically, and, certainly, acquisitions have always been part of our strategy going forward, if they make sense.

The share repurchase certainly is an ongoing program we look at, as long as it’s an opportunity for our shareholders, and we’ve gotten great returns on it. That certainly is still in the mix.

So, Ron, do you want to add anything to that?

RON BALLSCHMIEDE:	No. I think that’s [?]. Our number-one objective is to grow our business externally and internally, and each quarter, we look at our opportunities and make sure that we have the right capital structure in place to take advantage of that and to return some shareholder money to the extent we can.

Obviously, we did a lot. We did a large repurchase in the first quarter. That was by design to be the largest, simply because if you’re going to do it, you might as well get it done early in the year as opposed to later in the year. So that’s why you saw us tail off here in the second quarter.

JOHN ELLISON:	Right.

And one more question. You know, it sounds like you guys have a pretty positive outlook, pretty good positive outlook on awards going forward and the market overall, but if you’re looking at overall equity markets, there’s a lot of macro headwinds, especially with the slowdown in China and what’s going on in Europe. I guess my question would be what’s your biggest concern right now in CB&I’s market.

PHILIP ASHERMAN	Well, we are able to mitigate a lot of that headwind, John, by really just the customers that we’re working for. Our mix of customers are those large international and integrated oil companies who are scenario-planning 5 and 10 years out and are planning their CapEx accordingly, and those make up essentially our client list. And I think as long as we stay faithful to that process, I think will be able to mitigate a lot of the macro headwinds that you referred to. And we’ve been successful as well as having a good mix of business, and a good diverse portfolio of work, I think has been the primary reason we’ve been successful in our new awards.

JOHN ELLISON:	Okay. Well, thank you so much.

PHILIP ASHERMAN	All right, John.

OPERATOR:	This will be the last question. Your final question comes from the line of Matt Tucker, KeyBanc Capital.

MATT TUCKER:	Hi. Good afternoon, and nice quarter, guys.

PHILIP ASHERMAN	Thank you.

MATT TUCKER:	First question, when you look at the revenue guidance, the midpoint suggests a pretty material ramp-up in the second half, first in the first half. I was curious. Does the project business continue to drive most of that, or can you kind of give us a little sense by segments of the trajectory going forward?

RON BALLSCHMIEDE:	Yeah. I think all of them will continue to have a revenue growth. Of a percentage basis, I think you’ll see that coming through on Lummus Technology, although when you cut through it, their income is more important than their revenue level, just because of the way their business is structured, in various equity participations, et cetera.

But I think what you saw in the second quarter, we expect to continue for the balance of the year, and you’re right. If you do that midpoint, you would look towards $3 billion of additional revenue in the back half. That just so happens to be a 20-percent growth on the $2.5 billion we have so far and the very close to 20-percent growth we had in the first quarter and 20-percent growth we had in the second quarter. So I wouldn’t expect anything drastically different to get to our guidance and we need that 20 percent, give or take, to continue, and that will continue to be driven nicely by the PEC side being closer to 20 and the Steel Plate Structure side be very close to double digits also.

MATT TUCKER:	Thanks, Ron.

And then you commented on the kind of small mix of small awards as well as obviously technology were both very strong in the quarter. Do you see that level of kind of base load work and technology work as sustainable going forward, or was there a little bit of benefit from lumping this in second quarter?

RON BALLSCHMIEDE:	I think it’s interesting. We first started paying a lot of attention to that, quote/unquote, “small work,”
and every time I say that, I probably have a bunch of business developers shaming me for calling $40 million small, but we started looking at that back in the ‘08, you know, beginning in the financial crisis and really zeroing in on it. And I must say I don’t recall a quarter since then that we haven’t been in that kind of $400- on a low to $6-, $700 million on the high of revenue every quarter. And that work is important to us. We focus a lot on those small projects. It’s really nice work when you go through the risk profile of those things.

So I would look for that to continue and wouldn’t call any of those quarters unusual at this point in time.

MATT TUCKER:	Thanks, Ron.

If I could have one last question. The look at your award guidance for the rest of the year, so you mentioned that you, I guess, taking on the probability-weighted approach to some of the potential, very large projects out there, you mentioned that Yamal LNG is at least scheduled to be awarded, the EPC, that is, in the fourth quarter. Could you give us any more color on how you’re kind of factoring that into the award guidance? Because my sense is that if that did happen in the fourth quarter, you could probably be well above the high end.

PHILIP ASHERMAN	Well, that could happen, Matt. Again, the timing would have to be in our favor.

I think the important thing about that is that there’s just been extremely positive comments come out of the Russian government regarding the project and their sponsorship of a large portion of the capital expenditure there. So those projects that we’ve identified in that part of the world, certainly Yamal, seems to be well ahead, and we’ve got a great position there. We’re going to have to earn our way, obviously, but the timing, again, it’s one of those projects that we’re glad to see that the timing has been somewhat accelerated than what we had envisioned probably in November when we gave our guidance.

So, yeah, that would have any one of those large jobs and certainly have a tremendous upside to our new awards, but I think staying the course on our guidance right now and perhaps towards the upper end is probably a reasonable projection.

RON BALLSCHMIEDE:	And I think I would just remind you that a lot of these projects, while they will announce an EPC award, that doesn’t necessarily mean that they’ve met all of the criteria that we have to put something in our backlog. So, obviously, we’ll have to have an FID decision or an FID and contract and hopefully some down payment to get us mobilized and get us going. So never say “never,” but all those things need to happen before we put it in our backlog, because we want to make sure we don’t have to take it out at some point.

PHILIP ASHERMAN	That’s a great point, Matt. We do tend to err on the conservative side about what we consider backlog, and as Ron said, all those conditions have to be met.

So, even though the closer we get to these large mega projects and the excitement and the press that these will get, again, we’re going to make sure that all those things have been achieved before we actually put it into backlog, so we’ll communicate that.

MATT TUCKER:	I think that makes sense. Thanks for taking my questions.

PHILIP ASHERMAN	Thank you.

OPERATOR:	And that was our final question for today. I’d like to thank everyone for your participation on today’s call. You may now disconnect.

PHILIP ASHERMAN	Thank you.